Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2018 Full-Year and Fourth Quarter Results

MONROVIA, Calif., June 26, 2018 — AeroVironment, Inc. (NASDAQ: AVAV) today reported financial results for its full-year and fourth quarter ended April 30, 2018.

•	Fiscal 2018 revenue from continuing operations increased 18 percent to $271 million

•	Fiscal 2018 diluted EPS from continuing operations increased 32 percent to $0.95

•	Record funded backlog of $174 million increased 146 percent

On June 1, 2018, we entered into an asset purchase agreement with Webasto Charging Systems, Inc. pursuant to which we agreed to sell substantially all of the assets of our Efficient Energy Systems (EES) business segment and certain liabilities related to the EES business. The assets, liabilities and results of operations of the EES business are reported as discontinued operations for all periods presented. All references, including financial data are to our continuing operations, unless otherwise specifically noted. Fiscal 2018 revenue from continuing operations was $271 million  and diluted earnings per share from continuing operations was $0.95. Fiscal 2018 revenue including discontinued operations was $309 million with diluted earnings per share of $0.84.

“Our team continued its outstanding execution of our business strategy and exceeded our revenue and profitability guidance for fiscal 2018,” said Wahid Nawabi, AeroVironment president and chief executive officer. “As a repositioned, pure-play solutions company with significant growth opportunities across our Unmanned Aircraft Systems and Tactical Missile Systems businesses and record funded backlog of $174.3 million, we have entered Fiscal 2019 from a position of strength. During the fiscal year, we identified significantly increased funding for our solutions in the fiscal 2019 U.S. government budget request, generated strong orders for Switchblade and positioned the company to capitalize on new opportunities in international small UAS. Further, we continued our progress in developing our HAPSMobile, Inc. global broadband communications business and our Commercial Information Solutions business, and have significant momentum to continue delivering shareholder value.”

FISCAL 2018 FULL-YEAR RESULTS

Revenue for fiscal 2018 was $271.1 million, an increase of 18% from fiscal 2017 revenue of $228.9 million. The increase in revenue resulted from an increase in product sales of $35.7 million and an increase in service revenue of $6.4 million.

Gross margin for fiscal 2018 was $108.9 million, an increase of 14% from fiscal 2017 gross margin of $95.2 million. The increase in gross margin was due to an increase in product margin of $12.7 million and an increase in service margin of $1.0 million. As a percentage of revenue, gross margin decreased to 40% from 42%.

Income from continuing operations for fiscal 2018 was $31.6 million, an increase from fiscal 2017 income from continuing operations of $19.1 million. The increase in income from continuing operations was the result of an increase in gross margin of $13.7 million and a decrease in research and development (R&D) expense of $2.0 million, partially offset by an increase in selling, general and administrative (SG&A) expense of $3.2 million. During the second quarter of fiscal 2018, we recorded impairment charges totaling $1.0 million to the identifiable intangible assets and goodwill of Altoy, our Turkish majority-owned subsidiary.

Other income, net, for fiscal 2018 was $2.2  million compared to other income, net, for fiscal 2017 of $1.8 million.

Provision for income taxes for fiscal 2018 was $10.2 million compared to a provision for income taxes of $4.1 million for fiscal 2017.  The provision for income taxes for fiscal 2018 includes the impact of the Tax Cut and Jobs Act of 2017, including a reduction in the blended fiscal year 2018 federal statutory tax rate from 35% to 30% and an  estimated $3.4 million one-time expense resulting from the re-measurement of our deferred tax assets and liabilities.

Equity method investment activity, net of tax, for fiscal 2018 was a loss of $1.3 million compared to equity method investment activity, net of tax loss of $0.1 million for fiscal 2017. The increase was due to the equity method loss associated with our investment in HAPSMobile, Inc. joint venture formed in December 2017.

Loss from discontinued operations, net of tax for fiscal 2018 was $2.5 million compared to loss from discontinued operations, net of tax for fiscal 2017 of $4.2 million.

Net income attributable to AeroVironment for fiscal 2018 was $20.1 million, an increase from fiscal 2017 net income attributable to AeroVironment of $12.5 million.

Earnings per diluted share from continuing operations attributable to AeroVironment for fiscal 2018 was $0.95 compared to earnings per diluted share from continuing operations attributable to AeroVironment for fiscal 2017 of $0.72.

FISCAL 2018 FOURTH QUARTER RESULTS

Revenue for the fourth quarter of fiscal 2018 was $117.4 million, an increase of 1%  from fourth quarter fiscal 2017 revenue of $115.7 million. The increase in revenue was due to an increase in service revenue of $15.6 million, partially offset by a decrease in product sales of $13.9 million.

Gross margin for the fourth quarter of fiscal 2018 was $52.2 million, a decrease of 9%  from fourth quarter fiscal 2017 gross margin of $57.4 million. The decrease in gross margin was primarily due to a decrease in product margin of $9.9 million, partially offset by an increase in service margin of $4.7 million. As a percentage of revenue, gross margin decreased to 44% from 50%. The decrease in gross margin percentage was primarily due to a decrease in the proportion of product sales to total revenue.

Income from continuing operations for the fourth quarter of fiscal 2018 was $29.5 million, a decrease from fourth quarter fiscal 2017 income from continuing operations of $36.3 million. The decrease in income from continuing operations was primarily a result of a decrease in gross margin of $5.2 million, an increase in SG&A expense of $0.9 million and an increase in R&D expense of $0.7 million.

Other income, net, for the fourth quarter of fiscal 2018 was $0.9 million compared to other income, net of $1.0 million for the fourth quarter of fiscal 2017.

Provision for income taxes for the fourth quarter of fiscal 2018 was $9.2 million compared to a  provision for income taxes of $8.8 million for the fourth quarter of fiscal 2017.  The provision for income taxes for the fourth quarter of fiscal 2018 included the impact of the Tax Cut and Jobs Act of 2017,  inclusive of a reduction in the blended fiscal year 2018 federal statutory tax rate from 35% to 30%.

Equity method investment activity, net of tax, for the fourth quarter of fiscal 2018 was a loss of $0.9 million compared to an equity method investment activity, net of tax loss of $8,000 for the fourth quarter of fiscal 2017. The increase was due to the equity method loss associated with our investment in HAPSMobile, Inc. joint venture formed in December 2017.

Loss from discontinued operations, net of tax for the fourth quarter of fiscal 2018 was $1.9 million compared to net income from discontinued operations, net of tax for the fourth quarter of fiscal 2017 of $2.0 million.

Net income attributable to AeroVironment for the fourth quarter of fiscal 2018 was  $18.3 million, a decrease from fourth quarter fiscal 2017 net income attributable to AeroVironment of $30.5 million.

Earnings per diluted share from continuing operations attributable to AeroVironment for the fourth quarter of fiscal 2018 was  $0.85 compared to earnings per diluted share from continuing operations attributable to AeroVironment for the fourth quarter fiscal 2017 of $1.21.

BACKLOG

As of April 30, 2018, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $174.3 million compared to $70.9 million as of April 30, 2017.

FISCAL 2019 — OUTLOOK FOR THE FULL YEAR

For fiscal 2019, the company expects its continuing operations to generate revenue of between $290 million and $310 million, and earnings per diluted share of between $1.10 and  $1.40 at 5% ownership of the HAPSMobile, Inc. joint venture. The earnings per diluted share range includes a one-time gain of $0.25 to $0.26, due to a litigation settlement. The company has the right to increase its ownership percentage of HAPSMobile, Inc. to 19% at any time prior to the first flight test of the HAPSMobile aircraft under development.

The foregoing estimates are forward looking and reflect management's view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the timing and/or amount of government spending, changes in the demand for our products and services, activities of competitors, changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, June 26, 2018, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Wahid Nawabi, president and chief executive officer, Teresa P. Covington, chief financial officer and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (800) 708-4539 (U.S.) and enter the passcode 47154122 or (847)  619-6396 (international) five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the company's website, at http://investor.avinc.com. The audio replay will also be available via telephone from Tuesday, June 26, 2018, at approximately 4:00 p.m. Pacific Time through Tuesday, July 3, 2018, at 11:59 p.m. Pacific Time.  Dial (888)

843-7419 and enter the passcode 47054122#. International callers should dial (630) 652-3042 and enter the same passcode number to access the audio replay.

ABOUT AEROVIRONMENT, INC.

AeroVironment (NASDAQ: AVAV) provides customers with more actionable intelligence so they can proceed with certainty.  Based in California, AeroVironment is a global leader in unmanned aircraft systems and tactical missile systems, and serves defense, government and commercial customers. For more information visit www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.

Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; availability of U.S. government funding for defense procurement and R&D programs; changes in the timing and/or amount of government spending; our ability to perform under existing contracts, including the asset purchase agreement for the proposed sale of our EES business, and obtain new contracts;  risks related to our international business, including compliance with export control laws; potential need for changes in our long-term strategy in response to future developments; the extensive regulatory requirements governing our contracts with the U.S. Government and international customers; the consequences to our financial position, business and reputation that could result from failing to comply with such regulatory requirements; unexpected technical and marketing difficulties inherent in major research and product development efforts; the impact of potential security and cyber threats; changes in the supply and/or demand and/or prices for our products and services; the activities of competitors and increased competition; failure of the markets in which we operate to grow; uncertainty in the customer adoption rate of commercial use unmanned aircraft systems; failure to remain a market innovator and create new market opportunities; changes in significant operating expenses, including components and raw materials; failure to develop new products; the extensive regulatory requirements governing our contracts with the U.S. government; product liability, infringement and other claims; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow –

AeroVironment, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands except share and per share data)

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2018	2017	2018	2017
	(Unaudited)
Revenue:
Product sales	$88,429	$102,371	$195,330	$159,630
Contract services (inclusive of related party revenue of $14,497 for the three months ended April 30, 2018 and $29,597 for the fiscal year ended April 30, 2018)	28,952	13,349	75,722	69,310
	117,381	115,720	271,052	228,940
Cost of sales:
Product sales	45,464	49,462	111,990	88,963
Contract services	19,738	8,816	50,174	44,792
	65,202	58,278	162,164	133,755
Gross margin:
Product sales	42,965	52,909	83,340	70,667
Contract services	9,214	4,533	25,548	24,518
	52,179	57,442	108,888	95,185
Selling, general and administrative	15,287	14,421	50,826	47,642
Research and development	7,440	6,739	26,433	28,465
Income from continuing operations	29,452	36,282	31,629	19,078
Other income (expense):
Interest income, net	751	456	2,240	1,618
Other income (expense), net	110	536	(49)	172
Income from continuing operations before income taxes	30,313	37,274	33,820	20,868
Provision for income taxes	9,215	8,827	10,177	4,138
Equity method investment activity, net of tax	(865)	—	(1,283)	(119)
Net income from continuing operations	20,233	28,447	22,360	16,611
(Loss) income from discontinued operations, net of tax	(1,890)	2,007	(2,508)	(4,154)
Net income	18,343	30,454	19,852	12,457
Net (income) loss attributable to noncontrolling interest	(22)	22	216	22
Net income attributable to AeroVironment	$18,321	$30,476	$20,068	$12,479
Net income (loss) per share attributable to AeroVironment - Basic
Continuing operations	$0.86	$1.23	$0.97	$0.72
Discontinued operations	(0.08)	0.09	(0.11)	(0.18)
Net income per share attributable to AeroVironment	$0.78	$1.32	$0.86	$0.54
Net income (loss) per share attributable to AeroVironment - Diluted
Continuing operations	$0.85	$1.21	$0.95	$0.72
Discontinued operations	(0.08)	0.09	(0.11)	(0.18)
Net income per share attributable to AeroVironment	$0.77	$1.30	$0.84	$0.54
Weighted average shares outstanding:
Basic	23,551,871	23,146,580	23,471,241	23,059,045
Diluted	23,916,898	23,371,432	23,813,772	23,307,738

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share data)

	April 30,
	2018	2017

Assets
Current assets:
Cash and cash equivalents	$143,517	$79,904
Short-term investments	113,649	119,971
Accounts receivable, net of allowance for doubtful accounts of $1,080 at April 30, 2018 and $104 at April 30, 2017	56,813	68,719
Unbilled receivables and retentions (inclusive of related party unbilled receivables of $3,145 at April 30, 2018)	13,076	14,120
Inventories, net	38,640	40,908
Prepaid expenses and other current assets	5,103	5,533
Current assets of discontinued operations	28,349	24,930
Total current assets	399,147	354,085
Long-term investments	40,656	42,096
Property and equipment, net	19,219	15,962
Deferred income taxes	11,168	15,089
Other assets	2,721	2,010
Long-term assets of discontinued operations	—	3,258
Total assets	$472,911	$432,500
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$21,340	$15,896
Wages and related accruals	16,851	10,947
Income taxes payable	4,085	1,418
Customer advances	2,145	2,057
Other current liabilities	6,892	8,444
Current liabilities of discontinued operations	9,184	9,301
Total current liabilities	60,497	48,063
Deferred rent	1,536	1,719
Capital lease obligations - net of current portion	—	161
Other non-current liabilities	622	184
Deferred tax liability	67	116
Liability for uncertain tax positions	49	64
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares—10,000,000; none issued or outstanding at April 30, 2018 and April 30, 2017	—	—
Common stock, $0.0001 par value:
Authorized shares—100,000,000
Issued and outstanding shares—23,908,736 shares at April 30, 2018 and 23,630,419 at April 30, 2017	2	2
Additional paid-in capital	170,139	162,150
Accumulated other comprehensive loss	(21)	(127)
Retained earnings	239,997	219,929
Total AeroVironment stockholders' equity	410,117	381,954
Noncontrolling interest	23	239
Total equity	410,140	382,193
Total liabilities and stockholders’ equity	$472,911	$432,500

AeroVironment, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended April 30,
	2018	2017	2016

Operating activities
Net income	$19,852	$12,457	$8,966
Loss from discontinued operations, net of tax	(2,508)	(4,154)	(6,427)
Net income from continuing operations	22,360	16,611	15,393
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	5,982	5,054	3,855
Loss from equity method investments	1,283	119	138
Impairment of available-for-sale securities	—	—	2,186
Impairment of long-lived assets	255	46	—
Provision for doubtful accounts	977	48	18
Impairment of intangible assets and goodwill	1,021	—	—
(Gains) losses on foreign currency transactions	(87)	284	63
Loss on sale of equity securities	—	—	219
Deferred income taxes	3,835	(52)	(2,912)
Gain on business acquisition	—	(584)	—
Stock-based compensation	4,956	3,392	4,002
Tax benefit from exercise of stock options	—	—	161
Excess tax benefit from exercise of stock options	—	—	(39)
Loss (Gain) on disposition of property and equipment	20	44	—
Amortization of held-to-maturity investments	1,424	2,382	3,875
Changes in operating assets and liabilities:
Accounts receivable	11,211	(19,608)	(20,645)
Unbilled receivables and retentions	903	4,667	(1,555)
Inventories	2,268	(19,225)	480
Prepaid expenses and other assets	419	(1,484)	439
Accounts payable	5,736	545	(2,851)
Other liabilities	7,872	(233)	3,221
Net cash provided by (used in) operating activities of continuing operations	70,436	(7,994)	6,047
Investing activities
Acquisition of property and equipment	(9,563)	(9,017)	(6,121)
Equity method investments	(3,267)	—	(295)
Business acquisitions, net of cash acquired	—	(430)	—
Redemptions of held-to-maturity investments	227,663	121,522	84,433
Purchases of held-to-maturity investments	(221,680)	(148,991)	(94,954)
Proceeds from the sale of property and equipment	—	—	—
Redemptions of available-for-sale investments	450	400	987
Net cash used in investing activities from continuing operations	(6,397)	(36,516)	(15,950)
Financing activities
Purchase and retirement of common stock	—	—	(3,756)
Principal payments of capital lease obligations	(288)	(390)	(472)
Excess tax benefit from stock-based compensation	—	—	39
Tax withholding payment related to net settlement of equity awards	(397)	(5)	(29)
Exercise of stock options	2,705	3,865	1,122
Net cash provided by (used in) financing activities from continuing operations	2,020	3,470	(3,096)
Discontinued operations
Operating activities of discontinued operations	(1,227)	(2,505)	(5,496)
Investing activities of discontinued operations	(1,219)	(838)	(628)
Financing activities of discontinued operations	—	—	—
Net cash used in discontinued operations	(2,446)	(3,343)	(6,124)
Net increase (decrease) in cash and cash equivalents	63,613	(44,383)	(19,123)
Cash and cash equivalents at beginning of period	79,904	124,287	143,410
Cash and cash equivalents at end of period	$143,517	$79,904	$124,287
Supplemental disclosures of cash flow information
Cash paid, net during the period for:
Income taxes	$1,813	$1,804	$1,576
Non-cash activities
Unrealized gain on investments, net of deferred tax expense of $25, $43, and $18, respectively	$70	$74	$27
Reclassification from share-based liability compensation to equity	$384	$307	$228
Forfeiture of vested stock-based compensation	$—	$—	$86
Acquisitions of property and equipment financed with capital lease obligation	$—	$—	$932
Change in foreign currency translation adjustments	$36	$—	$—
Acquisitions of property and equipment included in accounts payable	$379	$724	$1,045

##

For additional media and information, please follow us at:

Facebook: http://www.facebook.com/aerovironmentinc

Twitter: http://www.twitter.com/aerovironment

LinkedIn: https://www.linkedin.com/company/aerovironment

YouTube: http://www.youtube.com/user/AeroVironmentInc

Google+: https://plus.google.com/100557642515390130818/posts

Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (626) 357-9983

ir@avinc.com